Exhibit 10.22

SHARE PURCHASE AGREEMENT

FOR SHARES IN

EAST LNG PTE. LIMITED (ELP)

BETWEEN

CROWN LNG HOLDING AS (CHO)

DRAMMENSVEIEN 147A, 0277 OSLO, NORWAY

AND

GBS INFRA PTE. LTD.

7500A BEACH ROAD, #14-302 THE PLAZA,

SINGAPORE 199591

This Agreement (the “Agreement”) defines the terms and conditions for the Crown LNG Holding AS (“CHO”) option to buy shares equal to 15% ownership in East LNG PVT LTD (“ELP”) from GBS INFRA PTE LTD (“GIL”).

This Agreement replaces the Equity Investment Agreement between ELP and CHO entered into on the 23rd of October 2019, with the Amendment to the Investment Agreement entered into on the 20th of February 2020 (the “First Agreement”). By signing Acceptance of Transfer confirmation (Appendix A) to this Agreement, ELP and CHO confirms that the First Agreement is made null and void as and when this Agreement is executed. By signing this Agreement GIL accepts the transfer of the Option to purchase shares in ELP.

The transaction is subject to the terms as described hereinbelow.

GBS INFRA PTE LTD (GIL)	GBS INFRA PTE LTD (GIL) is a Singapore based private limited company, registration number 201629647D. GIL is the owner of 100% of the shares in East LNG PTE LTD (ELP).

Crown LNG Holding AS (CHO)	Crown LNG Holding AS (CHO), organization number 817 120 962, is incorporated in Oslo, Norway. Crown LNG Holding AS is, through its subsidiaries, developing LNG projects and owning and operating LNG infrastructure for Liquefaction and Regasification of LNG. CHO owns 100% of Crown LNG India Limited (CHH)

East LNG PTE. LTD. (ELP)	East LNG Pte. Ltd., (ELP) is a Singapore based private limited liability company, registration number 201622928W and with registered address 7500a Beach Road, #14-302 the Plaza, Singapore 199591. ELP is owned and controlled 100% by GBS INFRA PTE LTD.

Crown LNG India Limited. (CHH)	Crown LNG India Limited is a Hong Kong based private limited company, registration number 2730016 and registered address in Unit 1307A, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Kowloon, Hong Kong.

Krishna Godavari LNG Terminal Private Limited (KGLNG)	Krishna Godavari Terminal Pvt. Ltd. (KGLNG) Is incorporated the state of Andrha radish, India with its registered address 67-11-7/6, 5th Floor, VJ Inn, LB Nagar Main Road, Kakinada ± 533001, east Godavari Dist., AP, India. ELP owns 525,000 of total 526,000 shares issued in Krishna Godavari LNG Terminal Private Limited (KGLNG).

The Project

KGLNG holds an approved license valid for 35 years (Order no. 286/APPCB/CFE/RO-KKD/HO/2016) dated 8th of June 2016 by the competent authority of Andhra Pradesh to establish and operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port (the Project).

The Kakinada Port offers a very strategic location for the development and operation of an LNG import facility, and related infrastructure, to meet the increasing demand of its hinterland and its proximity to gas-fired power plants. Furthermore, the Gas Authority of India Limited (GAIL)s public utility pipeline runs parallel to the Kakinada Port connecting it to all power plants and other projects located within accessible radius from the Port. In addition, the East-West Connector Pipeline, owned and operated by Reliance India can help KGLNG to connect and distribute gas through the larger Indian National Gas Grid System.

The initial estimate of demand in these sectors is equivalent to about 3.60 million tons of LNG per year. With the expansion of the industrial sector and construction of new Independent Power Producers, it is likely that the
LNG demands in the area raises to around 7.20 million tons per year in the near future. It is expected that import of LNG will help to spur additional industrial and commercial growth that would benefit from the availability of natural gas and lower energy prices.

Project Status

License to Operate: Granted

Technical solution: The currently approved technical solution is based on Gravity Based Solution (GBS) designed and provided by CHO.

LNG / Gas Offtake: LOI’s and demand studies executed, HOA’s and TUA (Terminal Usage Agreements) pending.

The Option

CHO has transferred the implementation of this Agreement to CHH. It is acknowledged and confirmed by GIL and ELP that the Option under the First Agreement has been acquired and is fully paid by CHH.

GIL confirms by signing this agreement that the Option defined under the First Agreement, is fully paid and in in good standing and valid as the Option under this Agreement. GIL warrants by signing this Agreement that it owns and will reserve and sell the necessary number of shares, defined as 15% of total outstanding shares in ELP, to CHH as and when the Option is called.

The Option gives CHH the right to purchase shares from GIL equal to 15 % of the total shares outstanding in ELP at the time of FID for the Project.

Investment terms and conditions and terms of payment

First Payment event (“PE1”): Payment has been completed. Option is confirmed acquired by CHH and transferred to GIL.

Purchase of Option by payment of USD 500,000.00 to ELP giving the right to purchase shares from GIL equal to 15% of total outstanding shares in ELP at the time of FID or before FID, for a total fixed price of USD 15,000,000,00.

Second Payment Event (“PE2”): at closing of PRE-FID funding for CHH When CHH has closed its Pre-FID funding round, CHH can execute part of the Option by paying USD 1,500,000 to GIL to purchase of 2.5% of total outstanding shares in ELP. CHH shall call the option in writing and the transfer of shares are legally transferred after payment is transferred to GIL.

Third Payment Event (“PE3”): at successful FID

CHH can call the remaining part of the Option to purchase the remaining shares resulting in an ownership of totally 15% of outstanding shares in ELP at the time of FID. CHH shall pay USD 13,000,000.00 to GIL to purchase the shares

Due diligence period of transaction	Completed under First Agreement

Tag-Along & Drag-Along Rights after FID

Tag-Along Rights. If CHH has exercised its options to own 15% of the ELP shares, and any shareholder of ELP, in one or a series of related transactions, sells more than 50% of the shares of ELP to any third party (Change of Control) then CHH will be given the opportunity to sell its shares to such third party on the same terms and conditions.

Drag-Along Rights. If approved by 51% or more of the shareholders of ELP, all the shareholders of ELP are obliged to vote in favor of and grant any necessary consents required to facilitate a Change of Control in ELP.

Corporate Governance and Shareholder Agreement

ELP shall be controlled as per the Articles of Association. Appendix B to this Agreement.

CHH shall adhere to the Shareholder Agreement governing ELP (Appendix C) when purchasing shares from GIL under this Agreement.

Governing law

1.  The substantive law governing this Agreement is the Law of Singapore.

2.  If a dispute arises in connection with this Agreement, the responsible representatives of the Parties shall attempt, in fair dealing and good faith, to settle such dispute amicably. Upon request of a Party, a senior management representative of each Party shall participate in the negotiations. Each party shall be entitled to terminate these negotiations by written notification to the other Party at any time.

3.  All disputes arising in connection with this Agreement including any question regarding the termination or amendment of this Agreement shall be finally settled in accordance with the Rules of Arbitration (3Rules´) of the International Chamber of Commerce. The seat of arbitration shall be London, United Kingdom. The language to be used in the arbitration proceeding shall be English. Any production of documents shall be limited to the documents on which each Party specifically relies in its submission(s). Consolidation of arbitrations pending under the Rules into a single arbitration shall only be possible if the Parties have agreed to consolidation. The unsuccessful Party shall bear the costs of the arbitral proceedings. However, the arbitral tribunal may take into account the extent to which each Party has conducted the arbitration in an expeditious and cost-effective manner.

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This Agreement is dated 25th of February 2021 (Effective date)

	CROWN LNG HOLDING AS		GBS INFRA PTE. LTD.
	DRAMMENSVEIEN 147A, 0277 OSLO,		7500A BEACH ROAD, #14-302 THE PLAZA,
	NORWAY		SINGAPORE 199591

Sign:	/s/ Jørn S. Husemoen	Sign:	/s/ Swapan Kataria
	Jørn S. Husemoen, Chairman		Swapan Kataria, Director
	Authorized signature		Authorized signature

Accepted by:
EAST LNG PTE. LTD.
7500A BEACH ROAD, #14-302 THE PLAZA,
SINGAPORE 199591

		Sign:	/s/ Srinivas Rao
Srinivas Rao, Director Authorized signature